Item 77C DWS RREEF Real Estate Fund II,
Inc.

Registrant incorporates by reference to its Proxy
Statement filed on May 28, 2008 (SEC Accession
No. 0000950123-08-006197).
The Annual Meeting of Stockholders of DWS
RREEF Real Estate Fund II, Inc. (the "Fund")
was held on July 2, 2008. The following matters
were voted upon by the Stockholders of the Fund.
1.	The election of the following four Class II
Board Members to hold office for a term of three years and until their respective successors have been duly elected and qualified:

Number of Votes:

For
Withheld
Richard J. Herring
31,075,842
1,001,902
Axel Schwarzer
31,037,239
1,040,505
Jean Gleason
Stromberg
31,037,626
1,040,118
Robert H.
Wadsworth*
11,152
1,058

*	Elected by Preferred Stockholders only.
2.	The election of the following Class I Board
Member of the Fund to hold office for an initial term of two years and until his successor has been duly elected and qualified:

Number of Votes:

For
Withheld
Paul K. Freeman
31,039,879
1,037,865

Until recently, substantially all DWS open-end funds and most DWS closed-end funds were overseen by one of two boards of directors or trustees (the "Boards"). In 2007, each Board, including the Board that has historically overseen the Fund (the "New York Board"), determined that the formation of a single consolidated Board overseeing all DWS funds (the "Consolidated
Board") would be in the best interests of the funds. Accordingly, each Board approved a plan to consolidate the New York Board with the other primary DWS fund board (the "Chicago Board").
(The geographic references in the preceding sentences merely indicate where each Board historically held most of its meetings.)
The Consolidated Board consists of nine
members from the Fund's original New York
Board (Henry P. Becton, Jr., Dawn-Marie
Driscoll, Keith R. Fox, Kenneth C. Froewiss,
Richard J. Herring, Rebecca W. Rimel, Axel
Schwarzer, William N. Searcy, Jr. and Jean
Gleason Stromberg) and four members from the Chicago Board (John W. Ballantine, Paul K.
Freeman, William McClayton and Robert H.
Wadsworth). Prior to consolidation, three members of the Fund's original Board (Martin J.
Gruber, Graham E. Jones and Carl W. Vogt) resigned.